Exhibit 10.1

                       INTELLIGENT ELECTRONICS, INC.
                          411 EAGLEVIEW BOULEVARD
                         EXTON, PENNSYLVANIA 19401


                                   May 9, 1996


Gregory A. Pratt
c/o Intelligent Electronics, Inc.
411 Eagleview Blvd.
Exton, PA  19341

Dear Mr. Pratt:

     This letter when signed by you will serve as the Agreement between Intelligent Electronics, Inc. (the Company) and you regarding your new position and responsibilities at the Company.

     1. Effective April 19, 1996, you resigned as President and Chief Operating Officer of the Company, and assumed the title of executive vice president, subject to the formality of Board approval. In that capacity you will be responsible for oversight of The Future Now, Inc., a wholly owned subsidiary of the Company, or have such other responsibilities consistent with those of a senior executive officer as are assigned to you by the Company's Board or chief executive officer. You will report to the chief executive officer of the Company or at his discretion the President of the Company.

     2. On that effective date your base annual salary will become $300,000, and you will continue to be covered by all employee benefits to which you have been entitled. You also will continue to be eligible for awards under the 1995 Long-Term Incentive Plan of the Company and any successor thereto.

     3. As soon as practicable, you and I will use our best efforts to agree on quantified objectives for your position for the remainder of 1996 and calendar 1997, the achievement of which will entitle you to receive a cash bonus at the annual rate at least equal to $200,000. A partial achievement may result in a partial bonus.

     4. Upon the effective date of a public offering of shares of XL Connect Solutions, Inc. ("XLC"), the Company's wholly-owned subsidiary, while you are an employee of the Company, you shall be granted options to purchase 50,000 shares of common stock of XLC, at the initial public offering price, assuming that the total outstanding shares of XLC immediately prior to the public offering are 30 million shares of common stock, fully diluted and assuming full exercise. If the number of fully-diluted outstanding shares is more or less, the number of options you shall receive shall be proportionately adjusted. The options will be on the same terms as are generally applicable to the other options then outstanding or granted to purchase XLC common stock.

     5. You remain an employee at will of the Company or of any subsidiary, and the Company may terminate you at any time with or without Cause (defined below). If, however, the Company terminates you without Cause, you shall receive the following as your sole and exclusive remuneration and remedy:

     (a) For one year following termination (the Severance Period), you shall receive either (1) $500,000, if termination occurs on or prior to December 31, 1996, or (2) an amount equal to your annual base salary on termination, if termination occurs thereafter; such amount to be paid in twelve equal monthly payments, less applicable withholding.

     (b) During the Severance Period you shall be deemed to be an employee of the Company for purposes of all medical, dental and insurnace benefit plans. Also, for all purposes under the Company's stock option plans, "termination" shall be deemed to be the date of expiry of the Severance Period.

"Cause" for this purpose shall mean your commission of a felony, gross negligence, fraud or material failure to perform your duties to the Company, which material failure continues for a period of 30 days after written notice thereof from the Company to you.

     6. During the Severance Period, and as a condition of your severance benefits, you will not, directly or indirectly, engage in any manner in any business activity which competes with the business of the Company or its affiliates, and you will not solicit any employees of the Company or its affiliates for any other employment or other business purpose.

     If you agree with the provisions of this letter, please sign and return one copy to me.

                              Yours sincerely,


                              /s/ Richard D. Sanford
                              --------------------------------
                              Richard D. Sanford, President

Accepted and agreed:


/s/ Gregory A. Pratt
- -------------------------
Gregory A. Pratt